                                                                     EXHIBIT 12


                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)



                                                   FOR THE YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                           1993      1994       1995        1996       1997
                                          -----     ------      -----      ------     -------
Earnings:

Pre-tax income (loss)(1)                  4,186     (7,285)       (582)    (13,703)    (10,580)
Fixed charges(2)                          7,725     12,574      15,712      22,724      26,232
Less:  capitalized interest                  --       (964)         (7)     (1,814)         --
                                         ------      -----      ------       -----      ------

Earnings available for fixed charges     11,911      4,325      15,123       7,207      15,652
                                         ======      =====      ======       =====      ======

Ratio of earnings to fixed charges          1.5         (3)         (3)         (3)         (3)
                                         ======      =====      ======       =====      ======


----------------------------
(1) Excludes the equity in net losses of unconsolidated affiliates.
(2) Includes interest expense, amortization of debt issue costs and capitalized interest.
(3) Earnings were insufficient to cover fixed charges by $8,249, $590, $15,517 and $10,580 for the years ended December 31, 1994, 1995, 1996 and 1997, respectively.